UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE SECURITIES

EXCHANGE ACT OF 1934

THE MACERICH COMPANY

(Exact name of registrant as specified in its charter)

MARYLAND	95-4448705

(State of incorporation	(I.R.S. Employer
or organization)	Identification No.)

401 Wilshire Boulevard, Suite 700, Santa Monica, California	90401

(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Preferred Stock Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☑

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: N/A (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of class)

EXPLANATORY NOTE

This Form 8-A/A is filed by The Macerich Company, a Maryland corporation (the “Company”), to supplement and amend the information set forth on the Form 8-A filed by the Company on March 18, 2015.

Item 1. Description of Registrant’s Securities to be Registered

On May 7, 2015, the Company and Computershare Trust Company, N.A., as rights agent (the “Rights Agent”), entered into an amendment (the “Amendment”) to that certain Rights Agreement (the “Rights Agreement”), dated as of March 17, 2015, by and between the Company and the Rights Agent.

The Amendment accelerated the expiration of the preferred share purchase rights (the “Rights”) under the Rights Agreement to May 7, 2015 and had the effect of terminating the Rights Agreement on that date. At the time of the termination of the Rights Agreement, all of the Rights distributed to holders of the Company’s common stock pursuant to the Rights Agreement expired. On May 8, 2015, the Company filed Articles Supplementary with the State Department of Assessments and Taxation of Maryland to reclassify the preferred shares as shares of the Company’s preferred stock without designation.

The foregoing is a summary of the terms of the Amendment. The summary does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is attached as Exhibit 4.2 and incorporated herein by reference.

Item 2. Exhibits

The documents listed below are filed as exhibits to this Registration Statement.

Exhibit
No.	Description

3.1

Articles Supplementary for Series E Preferred Stock of The Macerich Company, as filed with the State Department of Assessments and Taxation of Maryland on March 17, 2015 (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on March 18, 2015).

3.2	Articles Supplementary for Series E Preferred Stock of The Macerich Company, as filed with the State Department of Assessments and Taxation of Maryland on May 8, 2015.*

4.1

Rights Agreement, dated March 17, 2015, between The Macerich Company and Computershare Trust Company, N.A., as Rights Agent, which includes the Form of Articles Supplementary for Series E Preferred Stock as Exhibit A, the Form of Rights Certificate as Exhibit B, and the Summary of Rights as Exhibit C (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on March 18, 2015).

4.2	Amendment No.1 to Rights Agreement, dated May 7, 2015, between The Macerich Company and Computershare Trust Company, N.A., as Rights Agent.*

*Filed herewith

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

THE MACERICH COMPANY

Date: May 12, 2015	By:	/s/ Thomas J. Leanse
	Name:	Thomas J. Leanse
	Title:	Senior Executive Vice President,
Chief Legal Officer and Secretary